Exhibit 3.1

FORM OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

ICON ENERGY CORP.

UNDER SECTION 93 OF THE

MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, Ismini Panagiotidi, as the Chief Executive Officer of Icon Energy Corp. (the “Corporation”), a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending and restating the Articles of Incorporation of said Corporation pursuant to Section 93 of the Marshall Islands Business Corporations Act, hereby certifies that:

1.	The name of the Corporation is: Icon Energy Corp.

2.	The Articles of Incorporation were filed with the Registrar of Corporations on August 30, 2023.

3.	The Articles of Incorporation are amended and restated in their entirety and are replaced by the Amended and Restated Articles of Incorporation attached hereto.

4.	These Amended and Restated Articles of Incorporation were authorized by actions of the Board of Directors and Shareholders of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on this [•] day of [•], 2024.

Name:	Ismini Panagiotidi
Title:	Chief Executive Officer of Icon Energy Corp.

FORM OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ICON ENERGY CORP.

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

ARTICLE I

NAME, PURPOSE AND POWERS, INCORPORATOR, REGISTERED ADDRESS AND REGISTERED AGENT

Section 1.1
Name. The name of the corporation formed hereby (the “Corporation”) is: Icon Energy Corp.

Section 1.2
Purpose and Powers. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”). The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

Section 1.3
Corporate Existence. Corporate existence commenced on August 30, 2023 and shall continue upon filing these Amended and Restated Articles of Incorporation with the Registrar of Corporations as of the filing date stated on these Amended and Restated Articles of Incorporation.

Section 1.4
Incorporator. The name and address of the incorporator is:

Name	Address
Majuro Nominees Ltd.	P.O. Box 1405
Majuro
Marshall Islands

Section 1.5
Registered Address and Registered Agent. The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

ARTICLE II

AUTHORIZED CAPITAL STOCK

Section 2.1
Authorized Shares. The aggregate number of shares of stock that the Corporation is authorized to issue is One Billion (1,000,000,000) registered shares, of which:

(a)	Seven Hundred Fifty Million (750,000,000) shall be designated common shares with a par value of U.S. $0.001 per share; and

(b)
Two Hundred Fifty Million (250,000,000) shall be designated preferred shares with a par value of U.S.$0.001 per share. The Board of Directors of the Corporation (the “Board”) shall have the authority to issue from time to time one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board providing for the issuance of such preferred shares.

Section 2.2
No Preemptive Rights. No holder of shares of the Corporation of any class, now or hereafter authorized, shall entitle its holder, solely by reason thereof, to any preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation. Nothing herein shall prevent the Corporation from granting preferential or preemptive rights by contract.

Section 2.3
Definitions. As used in these Amended and Restated Articles of Incorporation:

(a) “Person” means an individual, partnership, corporation (including, without limitation, a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof;

(b) “Voting Power” means, with respect to a class or series of capital stock or classes of capital stock, as the context may require, the aggregate number of votes that the holder(s) of such class or series of capital stock or classes of capital stock, or any relevant portion thereof, entitled to vote at a meeting of shareholders, as the context may require, have; and

(c) “Voting Shares” means, with respect to any corporation, shares of any class or series of capital stock entitled to vote in connection with the election of directors and/or all other matters submitted to a vote and, with respect to any entity that is not a corporation, any equity interest entitled to vote in connection with the election of the directors or other governing body of such entity and/or all other matters submitted to a vote.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1
Number and Class. The number of directors constituting the entire Board shall be not less than one, as fixed from time to time by the vote of not less than two-thirds of the entire Board or by the affirmative vote of the holders of at least two-thirds of the Voting Power of the aggregate outstanding Voting Shares of the Corporation; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office. The phrase “entire Board” as used in these Amended and Restated Articles of Incorporation shall be deemed to refer to the number of directors constituting the Board as provided in or pursuant to this Section 3.1, without regard to any vacancies then existing.

At any time that the Board is comprised of at least three members, the Board shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one or another of the three classes expiring each year. As soon as practicable after the Board is comprised of three or more members, the Board shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of shareholders held after the Board is comprised of three or more members, the term of office of the second class to expire at the second annual meeting of shareholders held after the Board is comprised of three or more members and the term of office of the third class to expire at the third annual meeting of shareholders held after the Board is comprised of three or more members. Commencing with the first annual meeting of shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class, if any, as the directors whom they succeed, and each of them shall hold office until the next annual meeting of shareholders (assuming the Board is not classified) or the third succeeding annual meeting of shareholders if the Board is then classified, and until such director’s successor is elected and has qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible, but no decrease in the number of directors may shorten the term of any incumbent director. Any vacancies in the Board for any reason, including any removal of directors without cause, and any created directorships resulting from any increase in the number of directors, shall be filled solely by the vote of not less than a majority of the members of the Board then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and  he terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

Section 3.2
Removal of Directors. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (as may be amended from time to time, the “Bylaws”) (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the Bylaws), and subject to the rights, if any, of holders of shares of preferred stock then outstanding, any director or the entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least two-thirds of the Voting Power of the aggregate outstanding Voting Shares of the Corporation. Notwithstanding the foregoing, and except as otherwise required by applicable law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section 3.2 shall not apply with respect to the director or directors elected by such holders of preferred stock.

Section 3.3
Election of Directors. Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

Section 3.4
Amendment of the Bylaws. The Bylaws may be amended, added to, altered or repealed, or new Bylaws may be adopted, solely (i) at any regular or special meeting of the Board by the affirmative vote of 4/5ths of the entire Board or (ii) by the affirmative vote of the holders of at least two-thirds of the Voting Power of the aggregate outstanding Voting Shares of the Corporation.

Section 3.5
Amendment of Article III. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the Bylaws), the affirmative vote of the holders of at least two-thirds of the Voting Power of the aggregate outstanding Voting Shares of the Corporation shall be required to amend, alter, change or repeal this Article III.

ARTICLE IV

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

Section 4.1
The following provisions shall govern any Business Combination with any Interested Shareholder.

(a)
The Corporation may not engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which the person became an Interested Shareholder, unless:

(1)	prior to such time, the Board approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; or

(2)
upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least eighty-five percent (85%) of the outstanding common shares of the Corporation at the time the transaction commenced, excluding for purposes of determining the number of common shares outstanding those shares or equity interests owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares or equity interests held subject to the plan will be tendered in a tender or exchange offer; or

(3)
at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the Voting Power of the outstanding Voting Shares of the Corporation that are not owned by the Interested Shareholder; or

(4)
the stockholder was or became an Interested Stockholder prior to the consummation of the initial public offering of the Corporation’s common shares under the United States Securities Act of 1933, as amended.

(b)	The restrictions contained in this Article IV shall not apply if:

(1)
A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares or equity interests so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(2)
The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(A)	a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);

(B)
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding common shares of the Corporation; or

(C)	a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding common shares of the Corporation.

The Corporation shall give not less than twenty (20) days’ notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (i) or (ii) of the second sentence of this paragraph.

(c)	For the purpose of this Article IV only, the term:

(1)	“affiliate” means a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)
“associate”, when used to indicate a relationship with any person, means: (i) any corporation, company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of fifteen percent (15%) or more of any class of Voting Shares; (ii) any trust or other estate in which such person has at least a fifteen percent (15)% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)	“Business Combination”, when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:

(i)
any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder or any of its affiliates, or (B) with any other corporation, company, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder;

(ii)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding common shares of the Corporation;

(iii)
any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

(iv)
any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(v)
any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)
“control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Shares, by contract or otherwise. A person who is the owner of fifteen percent (15%) or more of the outstanding Voting Shares of any corporation, company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)
“Interested Shareholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding common shares of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding common shares of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional common shares of the Corporation, except as a result of further Corporation action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the common shares of the Corporation deemed to be outstanding shall include common shares deemed to be owned by the person through application of paragraph 6 below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. Notwithstanding the foregoing, none of Ismini Panagiotides or her affiliates and associates shall be considered an Interested Shareholder.

(6)	“owner”, including the terms “own” and “owned”, when used with respect to any shares or equity interests, means a person that individually or with or through any of its affiliates or associates:

(i)	beneficially owns such shares or equity interests, directly or indirectly; or

(ii)
has (A) the right to acquire such shares or equity interests (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares or equity interests tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares or equity interests are accepted for purchase or exchange; or (B) the right to vote such shares or equity interests pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares or equity interests because of such person’s right to vote such shares or equity interests if the agreement, arrangement or understanding to vote such shares or equity interests arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)
has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares or equity interests with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares or equity interests.

(d)
Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the Bylaws), the affirmative vote of the holders of at least two-thirds of the Voting Power of the aggregate outstanding Voting Shares of the Corporation shall be required to amend, alter, change or repeal this Article IV.

ARTICLE V

SHAREHOLDER MEETINGS

Section 5.1
Quorum. At all meetings of shareholders of the Corporation, except as otherwise expressly provided by law, there must be present either in person or by proxy shareholders of record holding at least one-third of the Voting Power of the aggregate Voting Shares of the Corporation issued and outstanding and entitled to vote at such meetings in order to constitute a quorum. If less than a quorum is present, a majority of the Voting Power of the aggregate outstanding Voting Shares present either in person or by proxy shall have power to adjourn any meeting until a quorum shall be present.

Section 5.2
Action by Shareholders. Any action required or permitted to be taken by the shareholders of the Corporation may be effected only at a duly called annual or special meeting of the shareholders of the Corporation. Meetings of shareholders may be held within or without the Republic of the Marshall Islands, as the Bylaws may provide. Except as otherwise mandated by law, the ability of shareholders of the Corporation to consent in writing to the taking of any action is hereby specifically denied.

Section 5.3
Special Meetings of Shareholders. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes permitted under applicable law at any time by the Chairperson, Chief Executive Officer or President of the Corporation or a majority of the Board, or by the affirmative vote of the holders of at least one-third of the Voting Power of the aggregate outstanding Voting Shares of the Corporation. No other person or persons are permitted to call a special meeting of shareholders, unless otherwise prescribed by law. No business may be conducted at a special meeting of stockholders other than business brought before the meeting by the Chairperson, Chief Executive Officer or President of the Corporation or a majority of the Board.

Section 5.4
Amendment of Article V. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the Bylaws), the affirmative vote of the holders of at least two-thirds of the Voting Power of the aggregate outstanding Voting Shares of the Corporation shall be required to amend, alter, change or repeal this Article V.

ARTICLE VI

LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION

Section 6.1
Limitation of Director Liability. No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same exists or may hereafter be amended. Any repeal or modification of this Article VI shall not adversely affect any rights or protection of a director of the Corporation hereunder existing immediately prior to the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Section 6.2
Indemnification. Any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified  and held harmless by the Corporation to the fullest extent permitted by the BCA. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. The Corporation shall pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that he or she is not entitled to indemnification under this section. Any repeal or modification of this Article VI shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation hereunder existing immediately prior the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Section 6.3
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Articles.

ARTICLE VII

EXCLUSIVE FORUM

Section 7.1
Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any Specified Claim related to the Corporation shall be the High Court of the Republic of the Marshall Islands. As used herein, “Specified Claim” means any internal corporate claim, intra-corporate claim, or claim governed by the internal affairs doctrine including, but not limited to: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or shareholder of the Corporation to the Corporation or the Corporation’s shareholders; and (iii) any action asserting a claim arising pursuant to any provision of the Marshall Islands Business Corporations Act or the Amended and Restated Articles of Incorporation (as may be further amended from time to time) or the Bylaws.

Section 7.2
Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for all claims arising under the U.S. Securities Act of 1933, as amended or the U.S. Securities Exchange Act of 1934, as amended, and any rule or regulation promulgated thereunder, to the extent such claims would be subject to the jurisdiction provisions of Section 22 of the Securities Act and Section 27 of the Exchange Act, as applicable, and after giving effect to Section 7.1 hereof, shall be the United States District Court for the Southern District of New York (or if such court does not have jurisdiction over such claim, any other federal district court of the United States).

Section 7.3
To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII. If any provision in this Article VII is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of these Articles shall not be affected and this Article VII shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to the intention of the Corporation.